Exhibit 99.1

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES SALE OF
NATURAL GAS STORAGE ASSETS

KILGORE, Texas, June 10, 2019 (GlobeNewswire) -- Martin Midstream Partners L.P. (“the Partnership”) (NASDAQ: MMLP) announced today that it has entered into a definitive agreement with Hartree Cardinal Gas, LLC, a subsidiary of Hartree Bulk Storage LLC, to sell its membership interests in Arcadia Gas Storage, LLC, Cadeville Gas Storage LLC, Monroe Gas Storage, LLC and Perryville Gas Storage LLC (the “Natural Gas Storage Assets”) for $215.0 million in cash.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership said, “Our agreement to sell the Natural Gas Storage Assets is an important piece of the Partnership’s strategy to strengthen the balance sheet and re-focus our operational expertise on the refinery services industry.”

The Natural Gas Storage Assets consist of approximately 50 billion cubic feet of working capacity located in northern Louisiana and Mississippi. The transaction is expected to close on or around the end of the second quarter, subject to customary closing conditions.

“We are excited about the opportunity for Hartree Bulk Storage to acquire the Natural Gas Storage Assets and operate them as independent facilities,” said Steve Semlitz, co-founder of Hartree Partners L.P., “the Natural Gas Storage Assets are high-performing facilities strategically located in the Gulf Coast. Hartree Bulk Storage plans on further optimizing these facilities and their capabilities in the near-term, to better serve customers in the ever-growing Gulf Coast region.”

About Martin Midstream Partners (NASDAQ:MMLP)
The Partnership is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: (1) natural gas services, including liquids transportation and distribution services and natural gas storage; (2) terminalling, storage and packaging services for petroleum products and by-products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) land and marine transportation services for petroleum products and by-products.

About Hartree Bulk Storage
Hartree Bulk Storage LLC is an independent storage, terminalling and related infrastructure platform company funded by Hartree Partners L.P. and funds managed by Oaktree Capital Management L.P. Headquartered in New York, Hartree Bulk Storage capitalizes on the strong global demand for energy and commodity infrastructure assets via mergers and acquisitions, greenfield projects and joint venture partnerships. The platform provides independent solutions to refiners, petrochemical manufacturers, utilities, pipeline companies, marketers and producers of natural gas, crude oil, refined products, NGLs and other products.

Advisors
The following advisors are serving in their respective roles for the transaction: Wells Fargo Securities, LLC is serving as the Partnership’s exclusive financial advisor. Locke Lord LLP is acting as legal counsel to the Partnership.

Forward-Looking Statements
Statements about the Partnership's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Additional information concerning the Partnership is available on the Partnership's website at www.MMLP.com or by contacting:

Sharon Taylor - Head of Investor Relations
(877) 256-6644